Exhibit 99.1

PRESS RELEASE

5/20/16

Carlisle appoints Kevin P. Zdimal Vice President of Business Development; Carlisle appoints Titus B. Ball Vice President and Chief Accounting Officer

CHARLOTTE, NORTH CAROLINA, May 20, 2016 - Carlisle Companies Incorporated (NYSE:CSL) announced today the appointment of Kevin P. Zdimal to the position of Vice President of Business Development.  Mr. Zdimal joined Carlisle in 1995 and has worked in a number of leadership roles at Carlisle’s corporate office and Carlisle’s Interconnect Technologies division.

Replacing Mr. Zdimal as Chief Accounting Officer is Titus B. Ball, who has been with Carlisle since 2010.  Titus has worked in the roles of Director of Internal Audit and Manager of SEC Reporting at Carlisle, and previously as Senior Manager with PriceWaterhouseCoopers.

Chris Koch, Carlisle’s President and Chief Executive Officer, said, “I am pleased to announce these management changes.  With Kevin’s appointment to the newly created position of Vice President of Business Development, Kevin will further enhance our acquisition and strategic initiatives.  Titus’s public accounting, internal audit and SEC reporting expertise will continue to ensure accurate and timely financial reporting as well as robust internal controls at Carlisle.”

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” “plans,” “forecast” and similar expressions, and reflect our expectations concerning the future. The Company cannot give any assurance that the results forecasted in any forward-looking statement will actually be achieved.  Future results could differ materially from those expressed, due to the impact of changes in various factors including, but not limited to the risk that the transaction may not be consummated; risks related to the Company’s integration of the acquired business, whether and when the Company will be able to realize the expected financial results and accretive effect of the transaction; and how customers, competitors, suppliers and employees will react to the transaction.  Actual results may differ materially from the Company’s expectations due to changes in global economic, business, competitive, market and regulatory factors.  More detailed information about these factors is contained in the Company’s filings with the Securities and Exchange Commission.  The Company undertakes no duty to update forward-looking statements.

About Carlisle Companies Incorporated

Carlisle Companies Incorporated is a global diversified company that designs, manufactures and markets a wide range of products that serve a broad range of niche markets including commercial roofing, energy, agriculture, mining, construction, aerospace and defense electronics, medical technology, foodservice, healthcare, sanitary maintenance, transportation, auto refinishing, general industrial, protective coating, wood and specialty. Through our group of decentralized operating companies led by entrepreneurial management teams, we bring innovative product solutions to solve the challenges facing our customers. Our worldwide team of employees, who generated $3.5 billion in net sales in 2015, is focused on continuously improving the value of the Carlisle brand by developing the best products, ensuring the highest quality and providing unequaled customer service in the many industries we serve. Learn more about Carlisle at www.carlisle.com.

CONTACT:	Steven J. Ford
Vice President & Chief Financial Officer
Carlisle Companies Incorporated
(704) 501-1100

www.carlisle.com